Vertex Energy, Inc. 8-K

Exhibit 10.1

WHITEBOX ADVISORS LLC 3033 Excelsior Boulevard Suite 500 Minneapolis, MN 55416	HIGHBRIDGE CAPITAL MANAGEMENT, LLC 277 Park Avenue 23rd Floor New York, NY 10172	BLACKROCK FINANCIAL MANAGEMENT, INC. and certain of its affiliates, on behalf of funds and accounts under management 40 East 52nd Street New York, NY 10022

CHAMBERS ENERGY CAPITAL IV, LP 600 Travis Street Suite 4700 Houston, TX 77002	CROWDOUT CAPITAL LLC CROWDOUT CREDIT OPPORTUNITIES FUND LLC 3001 S. Lamar Boulevard Suite A-300 Austin, TX 78704

PERSONAL AND CONFIDENTIAL

February 17, 2022

Vertex Refining Alabama LLC

c/o Vertex Energy, Inc.

1331 Gemini Street

Suite 250

Houston, TX 77058

Project Vulcan II
Commitment Letter

Ladies and Gentlemen:

You have advised Whitebox Advisors LLC on behalf of certain funds managed or advised by Whitebox Advisors LLC (collectively, “Whitebox”), Highbridge Capital Management, LLC on behalf of certain funds managed or advised by Highbridge Capital Management, LLC (collectively, “Highbridge”), BlackRock Financial Management, Inc. on behalf of certain funds and accounts managed or advised by BlackRock Financial Management, Inc. or its affiliates (collectively, “BlackRock”), Chambers Energy Capital IV, LP (“Chambers”), CrowdOut Capital LLC (“CrowdOut Capital”), CrowdOut Credit Opportunities Fund LLC (“CrowdOut Credit”, and together with Chambers, CrowdOut Capital and the undersigned affiliates of Whitebox, Highbridge and BlackRock, collectively, the “Commitment Parties,” “we,” or “us”) that Vertex Energy, Inc. (the “Parent”), through its indirect wholly-owned subsidiary, Vertex Refining Alabama LLC, a Delaware limited liability company (“Vertex Alabama” or “you”), intends (by assignment from Vertex Energy Operating, LLC, a Texas limited liability company) to acquire (the “Acquisition”) a refinery and related assets located in Mobile, Alabama (the “Target Assets”) pursuant to that certain Sale and Purchase Agreement, dated as of May 26, 2021 (the “Acquisition Agreement”), among Vertex Energy Operating LLC, as the Buyer, and Equilon Enterprises LLC d/b/a Shell Oil Products US, Shell Chemical LP, and Shell Oil Company (the “Seller”). The Acquisition, together with the financing transactions, including the Facility, contemplated herein, are referred to herein as the “Transactions”. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). This commitment letter, including Schedule I, the Term Sheet, Summary of Terms And Conditions: Warrants attached hereto as Exhibit B (the “Warrant Term Sheet”) and the Summary of Additional Conditions attached hereto as Exhibit C are referred to herein collectively as the “Commitment Letter”.

1.            Commitment. Based upon the foregoing and subject to the terms and conditions expressly set forth in this letter and in the Term Sheet, each of the Commitment Parties, severally and not jointly, agrees to provide a portion of the Facility on the Funding Effective Date in the aggregate principal amount set forth opposite such Commitment Party’s name on Schedule I hereto (as to each Commitment Party, its “Agreed Commitment Amount”). Each Commitment Party’s commitment is made solely on behalf of its respective managed funds and accounts and does not in any way include a commitment or other arrangement from any other non-affiliated institution.

2.            Appointment of Roles. You hereby agree to appoint a mutually acceptable third party to act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Facility; provided that Cantor Fitzgerald Securities shall be mutually acceptable.

It is understood and agreed that, except for Oppenheimer & Co., Inc., no agents, co-agents, arrangers, co-arrangers, bookrunners, managers, or co-managers will be appointed, no titles will be awarded, and no compensation (other than compensation expressly contemplated by this Commitment Letter, the Term Sheet and the Fee Letter) will be paid in connection with the Facility unless you and we shall so agree.

3.            Fees. As additional consideration for funding the Facility, you agree to pay to us the fees set forth in this Commitment Letter and in the Fee Letter, dated as of the date hereof (the “Fee Letter”), between you and the Commitment Parties. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by this Commitment Letter or the Fee Letter, as applicable, or as agreed in writing by the parties hereto. The payment of the Alternative Financing Fee (as defined below) and the Ticking Fee (as defined in the Term Sheet) to each Commitment Party shall be made without deduction or withholding for any taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any tax from the payment of the Alternative Financing Fee or the Ticking Fee, as applicable, to a Commitment Party, then the sum payable with respect to such fee shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this paragraph) the applicable Commitment Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

4.            Conditions. Notwithstanding anything in this Commitment Letter, the Term Sheet, the definitive documentation governing the Facility (the “Facility Documentation”), or any other letter agreement or other undertaking between us and you concerning the financing to the contrary the commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions set forth under the heading “Conditions Precedent” in Exhibit A hereto and in Exhibit C.

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5.            Information. You hereby represent and warrant that (and with respect to the Target Assets, to the best of your knowledge that) (a) all written factual information (other than (i) any financial estimates, forecasts, budgets and other projections and forward looking information delivered by you or on behalf of you (“Projections”) and (ii) information of a general economic or industry specific nature, the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or at your request by any of your representatives on your behalf in connection with the Transactions is or will be, when furnished, correct in all material respects, and, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time), and (b) the Projections that have been made or will be made available to the Commitment Parties by or on behalf of you or at your request by any of your representatives on your behalf in connection with the Transactions have been or will be, as the case may be, prepared based upon good faith estimates and assumptions believed by you to be reasonable at the time the related Projections are so furnished to the Commitment Parties (it being recognized by us that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results). You agree to supplement (or, to the extent relating to Target Assets prior to the Closing Date (subject to any limitation on your rights set forth in the Acquisition Agreement), use your commercially reasonable efforts to cause to be promptly supplemented) the Information and the Projections from time to time until the Closing Date so that the representation and warranties in the preceding sentence each remains correct (to your knowledge with respect to the Target Assets prior to the Closing Date). The Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

6.            Expenses. You agree to pay or reimburse each Commitment Party, regardless of whether the Closing Date occurs, for all of each Commitment Party’s actual and reasonable documented out-of-pocket costs and expenses (including, but not limited to, expenses of each Commitment Party’s due diligence investigation, attorneys’ fees and expenses and consultant’s, and auditors, appraisers, accountants, search and lien filing agencies, and external service providers) incurred in connection with this Commitment Letter, the Fee Letter, and the Facility Documentation and any consents, amendments, waivers, or other modifications thereto, limited in the case of legal expenses to the reasonable and documented or invoiced out-of-pocket legal expenses of counsel the Commitment Parties (including Clifford Chance LLP as special counsel for BlackRock with scope and limitations as agreed by Blackrock and the Borrower, and Sidley Austin LLP for Whitebox, Highbridge and the other Lenders), and, if reasonably necessary, (a) one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions); and (b) in the case of an actual or perceived conflict of interest where any such person affected by such conflict informs Borrower of such conflict, in each case, a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected persons.

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7.            Indemnification. You agree to defend (subject to the Indemnified Persons’ selection of counsel), indemnify, and hold harmless each Commitment Party and its affiliates and each Commitment Party’s and its affiliates’ respective shareholders, members, controlling persons, officers, partners, directors, trustees, advisors, counsel, employees, and agents (each Commitment Party and each such other person being an “Indemnified Person”), from and against any and all Indemnified Liabilities (defined below); provided that you shall not have any obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnified Person, (ii) a material breach of the obligations under this Commitment Letter of such Indemnified Person (as determined by a court of competent jurisdiction in a final, non-appealable order), or (iii) any proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Indemnified Person in its capacity or in fulfilling its role as an Administrative Agent). Notwithstanding anything to the contrary herein, no Indemnified Person or Indemnifying Person or any of their respective officers, directors, employees, advisors, controlling persons, members, agents and other representatives or their respective successors and assigns shall be liable for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Person is otherwise entitled to indemnification hereunder to the extent that none of the exceptions set forth in clause (i), (ii) or (iii) to the proviso of the preceding paragraph applies to such person at such time. As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, settlements, losses, damages (including civil damages related to environmental liabilities), penalties, claims (including environmental liabilities), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation, or other response action necessary to remove, remediate, clean up, or abate any hazardous materials), expenses, and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Indemnified Persons in connection with any investigative, administrative, or judicial proceeding commenced or threatened by any person, whether or not any such Indemnified Person shall be designated as a party or a potential party thereto, and any fees or expenses incurred by the Indemnified Persons in enforcing this indemnity), whether based on any federal, state, or foreign laws, statutes, rules, or regulations (including securities and commercial laws, statutes, rules, or regulations and environmental laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Person, in any manner relating to or arising out of this Commitment Letter, the Fee Letter, the Facility Documentation, or the Transactions (including the Initial Lenders’ agreement to make the Facility available to the Borrower on the terms, and subject to the conditions, set forth herein or the use or intended use of the proceeds thereof, or any enforcement of this Commitment Letter, the Fee Letter, or the Facility Documentation (including any sale of, collection from, or other realization upon any of the collateral or the enforcement of any guaranty)) or any related transaction contemplated hereby or any of the use of proceeds of the Facility; provided that the Indemnified Liabilities shall be limited in the case of legal expenses to the reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for BlackRock (which as of the date hereof is Clifford Chance LLP) and one firm of counsel for Whitebox, Highbridge and all other Indemnified Persons, taken as a whole, (which as of the date hereof is Sidley Austin LLP) and, if reasonably necessary, of one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, solely in the case of an actual or potential conflict of interest where the Indemnified Persons affected by such conflict notify you of the existence of such conflict, of one additional firm of counsel for all affected Indemnified Persons, taken as a whole and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for each group of similarly situated affected Indemnified Persons, taken as a whole).

To the extent the undertakings set forth in this Section 7 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable loan party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Persons or any of them. Notwithstanding any other provision of this Commitment Letter, and without limitation of your indemnification obligations set forth herein, no party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications, or other information transmission systems, except to the extent such damages have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such person.

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8.            Confidentiality; Absence of Fiduciary Duty; Etc. You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter and the Term Sheet and the contents hereof and thereof, or the activities of the Commitment Parties pursuant hereto or thereto, to any person without prior written approval of the Commitment Parties, except that you may disclose (a) the Commitment Letter, the Term Sheet, the Fee Letter, and the contents hereof and thereof (i) to your officers, directors, agents, employees, attorneys, accountants, and advisors and (ii) as required by applicable law, regulation, or compulsory legal process (in which case you agree to provide prompt written notice thereof, such notice to be provided in advance to the extent permitted by applicable law), (b) this Commitment Letter, the Term Sheet, and the contents hereof and thereof (but not the Fee Letter unless redacted in a customary manner reasonably acceptable to the Commitment Parties) to the Seller, and its officers, directors, employees, attorneys, accountants, and advisors, in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) the Commitment Letter, the Term Sheet and the contents thereof and hereof (but not the Fee Letter) to any rating agency when required by it; provided, that prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information received by it, (d) the existence and contents of the Term Sheet to potential lenders in connection with the Transactions, (e) this Commitment Letter, the Term Sheet, and the contents hereof and thereof (but not the Fee Letter) to any other financing providers, including the providers of the WC Facility, not in violation of Section 11 below, (f) this Commitment Letter, the Term Sheet, and the contents hereof and thereof (but not the Fee Letter) to any Secured Hedge Provider or any potential Secured Hedge Provider, (g) to the extent any such information becomes publicly available other than by reason of disclosure by you, your affiliates, or your or their respective officers, directors, agents, employees, attorneys, accountants, or advisors in breach of this Commitment Letter and (h) the existence and contents of this Commitment Letter and the Term Sheet in any public filing, prospectus or, subject to the last sentence of this paragraph, press release (it being acknowledged that the fees in the Fee Letter may be included generically in projections and pro forma information and in a generic disclosure of aggregate sources and uses contained in such syndication and other marketing materials). Further, notwithstanding the next succeeding paragraph, we shall be permitted, in consultation with you and with your approval, after the Funding Effective Date, to use Parent’s and Borrower’s tradenames, trademarks, logo, and information related to the Facility in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications. You agree that you will permit the applicable Commitment Party to review and approve (such approval not to be unreasonably delayed, conditioned or withheld) any reference to such Commitment Party or any of its affiliates in connection with the Facility or the Transactions contained in any press release or similar public disclosure prior to public release.

We shall hold all non-public information regarding you, Parent and the Target Assets, and your and their respective subsidiaries and businesses identified as such by you solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information, in each case, in accordance with our customary procedures for handling confidential information of such nature, it being understood and agreed by you that, in any event, we may make (a) disclosures of such information to our respective affiliates and to our and affiliates’ respective members, controlling persons, agents, advisors, counsel, directors, shareholders and other equity-holders (and to other persons authorized by a Commitment Party to organize, present, or disseminate such information in connection with disclosures otherwise made in accordance with this Section 8), in each case, to the extent directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) disclosures of such information reasonably required by any bona fide potential Lender or participant in connection with the contemplated assignment, transfer, or participation by any such Commitment Party of any interest in the Facility or any participations therein provided, that prior to any disclosure, such potential Lender shall undertake in writing to preserve the confidentiality of any confidential information received by it from any of the Commitment Parties, (c) disclosure to any rating agency when required by it; provided, that prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information received by it from any of the Commitment Parties, (d) disclosure to any Commitment Party’s financing sources or valuation providers; provided, that prior to any disclosure, such financing source or valuation provider is informed of the confidential nature of information received by it from any of the Commitment Parties, (e) disclosures of such information to any investors and partners of any Commitment Party, including prospective investors in future funds and accounts, in each case, that may or not be participating in the proposed investment; provided, that prior to any disclosure, such investor or partner is informed of the confidential nature of information received by it from any of the Commitment Parties (and, in each case of the foregoing clauses (b), (c), (d), and (e), such disclosures shall be permitted to such persons’ or entities’ respective affiliates, members, employees, advisors, representatives and agents; provided, that prior to any disclosure, such parties shall be informed of the confidential nature of information received by it), (f) disclosure required or requested pursuant to applicable law, rule or regulation or any legal, judicial, governmental, administrative or regulatory order, authority or process, or in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise, including, without limitation, in connection with filings, submissions and any other similar documentation required or customary to comply with Securities and Exchange Commission filing requirements) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto); provided further, that unless specifically prohibited by applicable law or court order, each Commitment Party shall make reasonable efforts to notify Borrower of any request by any governmental authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Commitment Party by such governmental authority, or with respect to any request for information by any legal, judicial, governmental, administrative, or regulatory authority that is not specific to the confidential information provided hereunder) for disclosure of any such non-public information prior to disclosure of such information, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates, or our or their respective officers, directors, agents, employees, attorneys, accountants, or advisors in breach of this Commitment Letter, or to the extent any such information is developed independently by us, and (h) for purposes of establishing a “due diligence” defense or to exercise rights or remedies. Our obligations under this Section 8, shall automatically expire upon the earlier of execution and delivery of the Facility Documentation and the second anniversary of the date hereof.

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You acknowledge that each Commitment Party and its affiliates and its and its respective affiliates’ managed funds and accounts may be providing debt financing, equity capital, or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of their other relationships with you in connection with the performance by them and their affiliates of services for other companies, and except as expressly permitted hereby, the Commitment Parties will not furnish any such information to such other companies. By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer. You also acknowledge that none of the Commitment Parties nor any of their affiliates have any obligation to use, in connection with the transactions contemplated by this Commitment Letter or to furnish to you or your subsidiaries, confidential information obtained by such Commitment Party and its affiliates from other companies.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) the Facility and any related services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (b) the Commitment Parties have not provided any investment, legal, accounting, regulatory, or tax advice with respect to any of the Transactions, you have consulted your own investment, legal, accounting, regulatory, and tax advisors to the extent you have deemed appropriate, and neither you, nor any of your affiliates, have received, or have relied upon, the advice of the Commitment Parties or any of their respective affiliates or advisors regarding investment, legal, regulatory, accounting, or tax matters, (c) you are capable of evaluating, and understand and accept, the terms, risks, and conditions of the Transactions, (d) in connection with the financing Transactions and the process leading to such Transactions, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent, or fiduciary for you or any of your affiliates, stockholders, creditors, or employees or any other party, (e) the Commitment Parties have not assumed and will not assume an advisory, agency, or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing Transactions or the process leading thereto, and the Commitment Parties have no obligation to you or your affiliates with respect to the financing Transactions except those obligations expressly set forth in this Commitment Letter, and (f) the Commitment Parties and their respective affiliates and their and their respective affiliates’ managed funds and accounts may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.

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9.            Termination. Except as set forth in the next paragraph, this Commitment Letter and our commitments and undertakings hereunder shall terminate in their entirety automatically without further notice or action by us on the date (the “Termination Date”) that is the first to occur of (a) April 1, 2022, (b) with respect to our commitments and undertakings hereunder in respect of the Facility, consummation of the Acquisition without use of the Facility or if the Initial Lenders become aware of a breach under Section 11 hereof, (c) the Closing Date and the release of the funds on deposit in the Escrow Account to the Borrower, (d) the termination of the Acquisition Agreement in accordance with its terms prior to the Closing Date, and (e) the date upon which the Borrower breaches its obligations hereunder or otherwise fails to comply with the terms and conditions of this Commitment Letter (unless such breach or failure is cured within two (2) business days following Borrower’s receipt of notice of such breach or failure).

The Fee Letter and the compensation, reimbursement, indemnification, exclusivity, jurisdiction, absence of fiduciary relationship, governing law, waiver of jury trial, and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded to the extent of any corresponding provisions of the Facility Documentation covering the same subject matter upon the execution and delivery thereof.

10.          Assignment; etc. This Commitment Letter and the commitments and undertakings hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this paragraph shall prohibit us (in our sole discretion), subject to the terms of this Commitment Letter, from granting participations in, or selling assignments of, all or a portion of the commitments or the advances under the Facility; provided that notwithstanding such assignment or participation, with respect to amounts to be funded into escrow on the Funding Effective Date or amounts to be funded to the Borrower on the Closing Date, the commitment of the Initial Lenders to fund the Facility on the terms and conditions set forth in this Commitment Letter and the Fee Letter will be reduced solely to the extent such other Lenders fund their commitments into escrow on the Funding Effective Date or amounts to be funded to the Borrower on the Closing Date. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that the Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates or branches and the provisions of the final paragraph of Section 8 shall apply with equal force and effect to any of such affiliates or branches so performing any such duties or activities. Notwithstanding the foregoing, the Initial Lenders will be permitted to assign the Term Loans after the Closing Date, with the consent of the Borrower (not to be unreasonably withheld or delayed); provided, in each case, that no consent of the Borrower shall be required (i) if such assignment is made to another Lender or an affiliate or approved fund thereof or (ii) after the occurrence and during the continuance of an event of default; provided, further, no assignments shall be made to any natural persons, the Borrower or any Guarantor. If the consent of the Borrower is required for an assignment, its consent will be deemed given if the Borrower has not responded within ten (10) business days of a request for such consent.

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11.          Exclusivity. From the date hereof until the earlier of (i) nine months from the date hereof, (ii) the date upon which the Lenders have failed to fund all or any portion of the Term Loans within two (2) Business Days of the date such Term Loans were required to be funded hereunder (unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more Conditions Precedent to funding in the Borrower’s control has not been satisfied) and (iii) the Lenders otherwise elect not to pursue the transactions contemplated hereby (such period, the “Exclusivity Period”), (A) you (i) shall not, and shall cause your affiliates, agents, representatives, counsel, consultants and advisors and any other person acting on your or their behalf not to, other than pursuant to this Commitment Letter, directly or indirectly solicit, participate in any negotiations or discussions with or provide or afford access to information to any third party with respect to, or otherwise facilitate, encourage or accept any offers for or otherwise enter into any other capital financing arrangements (whether in the form of an equity contribution, debt issuance, credit facility or otherwise) that would have the effect of replacing all or any portion of the borrowings under the Facility (other than the Permitted Financing (defined below)) (any such transaction, an “Alternate Financing Transaction”) and (ii) shall terminate or have terminated prior to the date hereof, and shall cause your affiliates, agents, representatives, counsel, consultants and advisors and any other person acting on your or their behalf to terminate, any agreement or arrangement related to the foregoing to which you or your affiliates are parties, as well as any activities and discussions related to the foregoing as may be continuing on the date hereof with any party other than us and our representatives, in each case, other than the Permitted Financing, and (B) the Commitment Parties shall have the exclusive right to provide any senior secured financing for you and each of your affiliates, including, without limitation, the Facility or any other financing in lieu thereof, in each case, in connection with the Acquisition (it being understood and agreed that the Permitted Financing is not in connection with the Acquisition). If during the Exclusivity Period, you, the Borrower or any of your or its affiliates enter into a commitment, agreement for, or consummate an Alternate Financing Transaction, in each case, for which the Commitment Parties (as a group) do not provide such debt financing, Borrower will pay (or cause to be paid) to each Commitment Party, an amount equal to the interest that would otherwise have accrued and been due for a one (1) year period (calculated based on the per annum Interest Rate from the Term Sheet applicable to the Facility) on the aggregate principal amount of such Commitment Party’s Agreed Commitment Amount (the “Alternative Financing Fee”). For purposes of this paragraph, the WC Facility or any other inventory related financing shall constitute a “Permitted Financing” and shall not, for any reason, constitute an “Alternate Financing Transaction”.

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12.          Escrow Funding; Escrow Termination. If the Escrow Funding Condition (as defined below) is satisfied, the Commitment Parties agree to fund an amount equal to the total net proceeds of the Loans (net of the Upfront Fee on the Funding Effective Date) into the Escrow Account on a date (the date on which such funding occurs, the “Funding Effective Date”), which shall be a date designated by you, but shall not occur prior to February 21, 2022. If the Conditions Precedent have been satisfied prior to the Termination Date, the net proceeds of the Loans (which will have been funded net of the Upfront Fees on the Funding Effective Date) in the Escrow Account shall be distributed to the Borrower on the Closing Date. If the Conditions Precedent have not been satisfied prior to the Termination Date, the net proceeds of the Loans (which will have been funded net of the Upfront Fees on the Funding Effective Date) plus the deemed refund of the Upfront Fees under the Fee Letter shall be distributed to the Initial Lenders on the Termination Date (other than pursuant to clause (c) thereof) in full satisfaction of the Loans (such date, the “Escrow Termination Date”). For purposes hereof, the “Escrow Funding Condition” shall mean the occurrence of each of the following: (1) the appointment of an Escrow Agent reasonably satisfactory to the Initial Lenders and the Borrower and (2) the execution and delivery by the Borrower and the Guarantors of a customary escrow agreement (the “Escrow Agreement”) in form and substance reasonably satisfactory to the Escrow Agent, the Administrative Agent, the Initial Lenders and the Borrower which provides for: (a) the creation of an escrow account to hold the net proceeds funded by the Lenders hereunder on the Funding Effective Date (the “Escrow Account”) and (b) the release of the funds on deposit in the Escrow Account to (x) the Borrower to finance the Transactions upon receipt by the Escrow Agent of notice delivered by both the Initial Lenders and the Borrower that the Conditions Precedent have been satisfied or (y) the Initial Lenders on the Escrow Termination Date upon a joint instruction of the Initial Lenders.

Notwithstanding the foregoing, if, for any reason, the Commitment Parties do not fund the Facility into escrow, or if the Escrow Agreement is not executed and delivered by the parties, then the Commitment Parties hereby agree that their commitments and obligations under paragraph 1 of this Commitment Letter, and any other obligations of the Commitment Parties hereunder, shall remain in full force and effect and the funding of the Facility shall occur subject to the Conditions Precedent including the conditions set forth in Exhibit C.

13.          Governing Law; Waiver of Jury Trial; etc. This Commitment Letter, the Term Sheet, and the Fee Letter and the rights and obligations of the parties hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the State of New York, together constitute the entire agreement between the parties relating to the subject matter hereof and thereof, and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof; provided, however, that: (A) the interpretation of the definition of “Material Adverse Effect” (and whether or not a “Material Adverse Effect” has occurred) and (B) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws of the State of Texas without giving effect to any choice or conflict of laws provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the applicable of laws of any jurisdiction other than the State of Texas. Each of the parties hereto hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising hereunder or under the Fee Letter or any dealings between them relating to the subject matter of this Commitment Letter or the Fee Letter or the borrower/lender relationship that is being established. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the Transactions, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Commitment Letter and the Fee Letter, and that each will continue to rely on this waiver in its related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 12 and executed by each of the parties hereto), and this waiver shall apply to any subsequent amendments, renewals, supplements, or modifications hereto or to the Fee Letter. In addition, with respect to any action or proceeding arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letter, the Transactions, or the performance of any of the parties hereunder, the parties hereto hereby irrevocably: (a) submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, New York, New York; (b) agree that all claims with respect to such action or proceeding shall be heard and determined in such New York State or Federal court; (c) waive the defense of any inconvenient forum to such New York State or Federal court; (d) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law; and (e) consent to service of process by mailing or delivering a copy of such process to such party at its address set forth on the first page of this Commitment Letter and agree that such service shall be effective when sent or delivered. Nothing in this Commitment Letter shall affect any right that any Commitment Party or any of its affiliates may otherwise have to bring any action or proceeding relating to this Commitment Letter and the Transactions against you or your properties in the courts of any jurisdiction.

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14.          Amendments; Counterparts; etc. No amendment or waiver of any provision hereof or the Term Sheet, shall be effective unless in writing and signed by the parties hereto, and no amendment or waiver of any provision of the Fee Letter shall be effective unless in writing and signed by the applicable parties thereto, and, in each case, then only in the specific instance and for the specific purpose for which given. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in “pdf” or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Any signature to this Commitment Letter may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

15.          PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be amended and in effect from time to time, the “PATRIOT Act”), each Commitment Party is required to obtain, verify, and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number, and other information regarding the Borrower and the Guarantors that will allow the Commitment Parties to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

16.          Expiration Date. If the foregoing proposal is acceptable to you, please so confirm by signing and returning to us executed counterparts of this Commitment Letter and the Fee Letter. Unless we receive your executed counterparts hereof and thereof by 5:00 p.m., New York City time, on February 18, 2022 (the “Expiration Date”) our offer hereunder will automatically expire at such time without further action or notice.

[Signature Pages Follow]

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We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

WHITEBOX MULTI-STRATEGY PARTNERS, LP

By:	/s/ Daniel Altabef
	Name:	Daniel Altabef
	Title:	Deputy Chief Compliance Officer and Legal Counsel

WHITEBOX RELATIVE VALUE PARTNERS, LP

By:	/s/ Daniel Altabef
	Name:	Daniel Altabef
	Title:	Deputy Chief Compliance Officer and Legal Counsel

WHITEBOX GT FUND, LP

By:	/s/ Daniel Altabef
	Name:	Daniel Altabef
	Title:	Deputy Chief Compliance Officer and Legal Counsel

PANDORA SELECT PARTNERS, LP

By:	/s/ Daniel Altabef
	Name:	Daniel Altabef
	Title:	Deputy Chief Compliance Officer and Legal Counsel

[Signature Page to Vertex Refining Alabama LLC Commitment Letter]

HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P.,
By:	Highbridge Capital Management, LLC,
as Trading Manager and not in its individual capacity

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director, Co-Chief Investment Officer

[Signature Page to Vertex Refining Alabama LLC Commitment Letter]

BLACKROCK DIVERSIFIED PRIVATE DEBT FUND MASTER LP
By:	BlackRock Financial Management, Inc.,
its manager

By:	/s/ Zach Viders
Name:	Zach Viders
Title:	Authorized Signatory

GCO II AGGREGATOR 2 L.P.
By:	BlackRock Financial Management, Inc.,
its manager

By:	/s/ Zach Viders
Name:	Zach Viders
Title:	Authorized Signatory

[Signature Page to Vertex Refining Alabama LLC Commitment Letter]

CHAMBERS ENERGY CAPITAL IV, LP
By:	CEC Fund IV GP, LLC, its general partner

By:	/s/ Robert Hendricks
Name:	Robert Hendricks
Title:	Partner

[Signature Page to Vertex Refining Alabama LLC Commitment Letter]

CROWDOUT CREDIT OPPORTUNITIES FUND LLC

By:	/s/ Alexander Schoenbaum
Name:	Alexander Schoenbaum
Title:	Managing Member

CROWDOUT CAPITAL LLC

By:	/s/ Alexander Schoenbaum
Name:	Alexander Schoenbaum
Title:	Chief Executive Officer

[Signature Page to Vertex Refining Alabama LLC Commitment Letter]

Accepted and agreed to as of
the date first written above:

Vertex Refining Alabama LLC

By:	/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: Chief Executive Officer

Vertex ENERGY, INc.

By:	/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: Chief Executive Officer

[Signature Page to Vertex Refining Alabama LLC Commitment Letter]

Schedule I

Agreed Commitment Amounts

Commitment Party	Agreed Commitment Amount
Whitebox Multi-Strategy Partners, LP	$13,500,000.00
Whitebox Relative Value Partners, LP	$6,700,000.00
Whitebox GT Fund, LP	$1,200,000.00
Pandora Select Partners, LP	$1,100,000.00
Highbridge Tactical Credit Master Fund, L.P.	$22,500,000.00
GCO II Aggregator 2 L.P.	$46,443,724.34
BlackRock Diversified Private Debt Fund Master LP	$18,556,275.66
Chambers Energy Capital IV, LP	$7,500,000.00
CrowdOut Credit Opportunities Fund LLC	$1,000,000.00
CrowdOut Capital LLC	$6,500,000.00
TOTAL	$125,000,000.00

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CONFIDENTIAL	EXHIBIT A

TERM SHEET

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

Borrower:	Vertex Refining Alabama LLC, a Delaware limited liability company (the “Borrower” and together with the Guarantors (as defined below), the “Loan Parties”).

Guarantors:	Subject to exceptions to be agreed, Vertex Energy Inc. (“Parent”) and all direct and indirect subsidiaries of Parent (the “Subsidiary Guarantors” and together with Parent (the “Guarantors”); provided that all Guarantors of the WC Facility (as defined below) and/or convertible senior notes shall be guarantors of the Facility.

Administrative Agent and Collateral Agent:	Cantor Fitzgerald Securities (in such capacity, the “Administrative Agent”).

Lenders:	Certain funds managed or advised by Whitebox Advisors, LLC, as lenders (“Whitebox”), certain funds managed by Highbridge Capital Management, LLC, as lenders (“Highbridge”), certain funds and accounts under management by BlackRock Financial Management, Inc. or its affiliates, as lenders (“BlackRock”), Chambers Energy Capital IV, LP, as a lender (“Chambers”), CrowdOut Capital LLC, as a lender (“CrowdOut Capital”), CrowdOut Credit Opportunities Fund LLC, as a lender (“CrowdOut Credit”, and collectively with Whitebox, Highbridge, BlackRock, Chambers and CrowdOut Capital, the “Initial Lenders”), and a syndicate of other lenders agreed to by the Borrower and the Initial Lenders (collectively, with the Initial Lenders, the “Lenders”).

Facility:	$125,000,000 first-lien senior secured term loan facility (the “Facility”).

Availability:	The Facility will be available in a single drawing in U.S. dollars on the Closing Date. Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed. Prior to the Closing Date, the amount of the net proceeds of the loans to be funded to the Borrower under the Facility shall be deposited into the Escrow Account upon satisfaction or waiver of the Escrow Funding Condition.

Use of Proceeds:	Proceeds under the Facility will be used to fund (i) the purchase of the Mobile Refinery, (ii) the renewable diesel conversion of a portion of the Mobile Refinery, (iii) working capital and liquidity needs, and (iv) certain fees and expenses associated with the closing of the Facility.

Maturity & Amortization:	The Facility shall mature on the third anniversary of the Closing Date (the “Maturity Date”). Beginning on the first anniversary of the Closing Date, the loan will amortize in equal quarterly installments in aggregate annual amounts equal to 5.0% of the original principal amount of the Facility with the first amortization payment due on the last day of the fifth fiscal quarter ending after the Closing Date, and the balance payable on the Maturity Date. All payments of principal and interest to be made in cash in immediately available funds.

Guarantees:	The payment and performance obligations of the Borrower under the Facility (the “Borrower Obligations”) will be unconditionally guaranteed jointly and severally on a senior secured basis by the Guarantors.

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Security:	The Borrower Obligations and the Guarantees will be secured by substantially all of the present and after-acquired assets of the Loan Parties (collectively, the “Collateral”), including but not limited to: (a) a perfected first priority pledge of all of the equity interests owned by each Guarantor (other than certain exceptions to be agreed, and which, for the avoidance of doubt, shall not include any equity interests issued by Parent), (b) perfected first priority security interests in, and mortgages on, substantially all other tangible and intangible assets of the Loan Parties (other than the WCF Priority Collateral) including but not limited to equipment, general intangibles (including contract rights), investment property, U.S. intellectual property, owned and leased real property, instruments, chattel paper and documents, letter of credit rights, commercial tort claims, and all other property of the Loan Parties and proceeds of the foregoing (collectively, the “Term Priority Collateral”), and (c) a perfected security interest in all WCF Priority Collateral (subject to first priority liens granted to the lenders under the WC Facility), in each case, subject to permitted liens and exceptions to be agreed. The priority of liens securing the Borrower Obligations and the Guarantees on one hand and the obligations under the WC Facility on the other hand shall be governed by an intercreditor agreement in form and substance satisfactory to the Lenders and the Administrative Agent in their sole discretion.

The Collateral will be free and clear of other liens, claims, and encumbrances, except permitted liens and encumbrances acceptable to the Initial Lenders (to be set forth in the Facility Documentation). Notwithstanding the foregoing, prior to and after the Closing Date, the Initial Lenders may agree with the Borrower to not require perfection of a security interest in certain assets if the Initial Lenders reasonably determines that the cost of obtaining or perfecting such security interest is excessive in relation to the benefit afforded to the Lenders.

Facility Documentation to provide mechanics for pari passu liens for any permitted hedge providers (“Secured Hedge Providers”); provided, that Secured Hedge Providers shall not have rights with respect to ordinary course management/release of the Term Priority Collateral permitted under the Facility or separate enforcement or foreclosure rights other than their ability to terminate their hedges.

“WCF Priority Collateral” means, with respect to any WC Facility, all: (1) inventory, including crude, feedstock, intermediates and refined products, (2) accounts receivable, (3) cash margin and deposit accounts containing only (x) proceeds of the foregoing assets and (y) certain mutually agreed cash or cash equivalents to be held as cash collateral for performance assurance or margin under the WC Facility, (4) any contracts, documents, general intangibles (but excluding (i) intellectual property, (ii) software, (ii) tax refunds, (iii) partnership interests, (iv) intercompany indebtedness and (v) unless otherwise related to the assets described in clauses (1) through (3) above, commercial tort claims), instruments, letter of credit rights, letters of credit, commercial tort claims and supporting obligations, in each case related to the foregoing assets, (5) books and records related to the foregoing and (6) identifiable proceeds (including insurance policies and proceeds) of the assets in the foregoing clauses (1) through (6). It is understood and agreed that in no event will the WCF Priority Collateral include the Escrow Account (or the funds deposited therein) and no security interest in, or lien on the Escrow Account will be granted in favor of the lenders under the WC Facility.

The Administrative Agent’s liens and security interests shall be evidenced by documentation reasonably satisfactory to the Initial Lenders, including search results and collateral releases from prior lenders in form and substance reasonably satisfactory to the Initial Lenders.

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Intercreditor Agreements:	The Initial Lenders shall require an acceptable intercreditor agreement with each creditor that has a lien on the Collateral (including an intercreditor agreement with the counterparty to the intermediation arrangements secured by WCF Priority Collateral (such intermediation arrangements, the “WC Facility” and such intercreditor agreement, the “Intercreditor Agreement”)), and with each other creditor providing secured financing to the Loan Parties, in the Initial Lenders’ discretion.

Interest Rate	On and after the Closing, the loans under the Facility will bear interest at the applicable Base Rate, plus 8.75% (the “Interest Rate”).

“Base Rate” shall be, for any day, the greater of: (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States[1] minus 1.50% as in effect on such day and (ii) the sum of the Fed Funds rate for such day plus 1/2 of 1%; provided, however, that in no event shall Base Rate be less than 1.0%.

The Interest Rate on all Loans, other credit extensions, and fees may be increased by 2% per annum during the existence of an event of default.

Upfront Fee/Original Issue Discount:	The Facility will be issued with original discount of 1.50%, inclusive of the Upfront Fee (as defined in the Fee Letter).

Ticking Fee:	A ticking fee (the “Ticking Fee”) equal to 10.50% per annum on the gross aggregate principal amount of the Facility. The Ticking Fee shall be payable monthly in arrears on the last business day of each calendar month and shall accrue for the period beginning on and including the earlier of (x) the Funding Effective Date or (y) the date that is 14 days after the date hereof, and terminating on and including the date on which the funds on deposit in the Escrow Account are released.

Voluntary Prepayments:	Loans bearing interest based on the Base Rate may be prepaid with same-day written notice, subject to the applicable Prepayment Premium.

Prepayment Premium:	Usual and customary for transactions of this type, including the following premium (the “Prepayment Premium”):

(i)	for any voluntary prepayments made from the Closing Date through the first 18 months after the Closing Date, the Borrower shall pay to Lenders a prepayment premium in an amount equal to (x), one hundred fifty percent (150%) of the then applicable Interest Rate, multiplied by (y), the amount of such prepayment;

(ii)	for any voluntary prepayments made in months 19 through 24 after the Closing Date, the Borrower shall pay to Lenders a prepayment premium in an amount equal to (x), fifty percent (50%) of the then applicable Interest Rate, multiplied by (y), the amount of such prepayment; and

1 Such rate is accessible at https://www.wsj.com/market-data/bonds/moneyrates?mod=md_bond_view_money_rates_full

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(iii)	for any voluntary prepayments made thereafter but prior to the date that is 90 days before the Maturity Date, the Borrower shall pay to Lenders a prepayment premium in an amount equal to (x), twenty five percent (25%) of the then applicable Interest Rate, multiplied by (y), the amount of such prepayment.

All principal payments of the loans after an acceleration and all mandatory prepayments (other than (x) as contemplated in clause (ii) of “Mandatory Prepayments” below and (y) with respect to the proceeds of the UMO Sale which are addressed in “Mandatory Prepayments” below), whether before or after an event of default, shall in each case be accompanied by the applicable Prepayment Premium.

Mandatory Prepayments:	Subject to the Intercreditor Agreement, 100% of the net proceeds of the following shall be applied as a prepayment of the outstanding amount of the Facility: (i) any sale or disposition of any assets (other than sales of inventory in the ordinary course of business, proceeds derived from Used Motor Oil asset divestitures (each such divestiture, a “UMO Sale”) (which are addressed below), and other customary exceptions to be agreed), and subject to reinvestment rights in equipment and sales of obsolete equipment to be agreed, (ii) casualty insurance and condemnation awards (subject to customary exclusions, thresholds, reinvestment provisions and other exceptions to be agreed), and (iii) debt and equity issuances.

The Borrower shall provide prior written notice to the Administrative Agent and Lenders of any net proceeds from a UMO Sale (to be defined in the Facility Documentation and, in any event, such definition shall set forth specified assets related to the legacy used motor oil business) (such proceeds, “UMO Sale Proceeds”). Once at least $5,000,000 of UMO Sale Proceeds have been received, the Borrower shall offer to apply fifty percent (50%) of such UMO Sale Proceeds (such amount, the “Required Amount”) as a repayment on the Facility with such Required Amount subject to a 1% premium and may, at its election, offer additional amounts above the Required Amount of such UMO Sale Proceeds (any such additional amount in excess of the Required Amount, an “Elective Amount”) as a repayment on the Facility with such Elective Amount instead subject to the Prepayment Premium stated in clauses (i) through (iii) above. Any Lender may reject any portion of its pro rata share of such mandatory prepayment, whether the Required Amount or the Elective Amount (“Declined Proceeds”). Any Declined Proceeds shall (1) first, be applied to prepay non-declining Lenders’ pro rata share of the outstanding amount of the Facility (excluding the outstanding amount of the Facility owed to the declining Lenders) and (2) second, be retained by the Borrower; provided that non-declining Lenders’ may decline such additional amounts under clause (1) and such amounts will be retained by the Borrower. If the Borrower elects to voluntarily prepay the outstanding amount of the Facility with any Declined Proceeds, then such prepayment shall be accompanied with the applicable Prepayment Premium stated in clauses (i) through (iii) above.

Change of Control Put:	The Borrower will be required to offer to prepay all outstanding loans under the Facility following the occurrence of a change of control (to be defined in the Facility Documentation) at 101% of the outstanding principal amount thereof.

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Equity Warrants:	On the Closing Date, Parent shall issue to the Lenders (or at their option, an affiliate of such Lender or a fund or account managed or administered by the same entity (or its affiliate) that manages or administers such Lender) (each, a “Warrant Recipient”) warrants to purchase 2.75 million shares of common stock of the Parent on a pro rata basis based on the Lender’s commitments / outstanding principal of debt under the Facility (the “Warrants”). The Warrants shall be issued on substantially the terms and conditions set forth in Exhibit B.

Representations & Warranties:	Usual and customary representations and warranties for facilities of this type (with materiality qualifiers and exceptions to be agreed).

Conditions Precedent:	As set forth in Exhibit C.

Financial Covenant:	Minimum Consolidated Liquidity. The Loan Parties shall not, at any time, permit Consolidated Liquidity to be less than $12,500,000 for any period of more than three consecutive Business Days (the “Financial Covenant”).

“Consolidated Liquidity” means, at any time, an amount determined for the Loan Parties on a consolidated basis, equal to the aggregate sum of Unrestricted Cash of the Loan Parties.

“Unrestricted Cash” means, on any date, the aggregate amount of unrestricted cash and cash equivalents held in securities accounts or deposit accounts of the Loan Parties, but only if and to the extent constituting first priority perfected Collateral and in any event excluding any cash or cash equivalents (x) subject to any lien (other than certain permitted liens), (y) classified as “restricted cash” or the equivalent thereof in accordance with GAAP on the consolidated balance sheet of the Loan Parties or (z) otherwise in any manner restricted for use.

The Facility will include a “most favored nations” provision for maintenance financial covenants with other indebtedness of the Loan Parties (which would be subject to agreed upon equity cure provisions to the extent applicable).

Other Covenants:	Usual and customary covenants for facilities of this type (with materiality thresholds and baskets to be agreed) including but not limited to:

●	Usual and customary affirmative and operational covenants, including, without limitation, maintenance of existence, business and properties, payment of taxes, insurance, inspection, formation and maintenance of subsidiaries, ERISA, compliance with laws (including OFAC, FATCA and anti-corruption laws), use of proceeds, compliance with contracts and leases, and further assurances. The Facility will also include operating covenants for the successful conversion to renewable diesel production, including reasonable evidence of initial commercial production of renewable diesel by a date certain to be agreed and, provided, that such date may be automatically extended as a result of certain to be agreed events or conditions.

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●	Usual and customary negative covenants, including, without limitation, those restricting indebtedness (including exceptions for capital leases, the WC Facility and certain non-speculative hedges and guaranties; liens; investments and acquisitions (excepting Mobile Refinery acquisition); loans and advances; mergers and consolidations; sales of assets (excepting UMO Sales); prepayments of indebtedness, dividends, stock repurchases and other restricted payments; use of proceeds; no changes in fiscal year; no changes in nature of business (except for the conversion of a portion of the Mobile Refinery to renewable diesel); absence of contractual restrictions; amendments to certain documents; transactions with affiliates; and activities of the Parent.

Reporting Requirements:	Usual and customary covenants for facilities of this type including but not limited to:

●	Quarterly covenant compliance certificates signed by the Parent’s chief financial officer within 45 days of quarter end for the first three fiscal quarters of each year and with the annual audited financial statements.

●	If a default or event of default has occurred and is continuing, monthly company-prepared consolidated financial statements for the Parent within 30 days of month end.

●	A copy of the Parent’s operating budget for the following fiscal year no later than 30 days prior to the start of each such fiscal year.

●	Other information and reports as may be reasonably requested by the Lenders. All reports and financial statements will be in form and scope reasonably acceptable to the Initial Lenders.

●	Notice of any change of control, material adverse change, default or event of default, or material adverse litigation or governmental proceeding.

●	Notice and copies of material notices and amendments, including any commitment termination, borrowing block notices, waivers or notices of default or enforcement, relating to any material indebtedness including the WC Facility.

●	ESG-related materials reasonably requested by the Lenders, including the BlackRock ESG Questionnaire within 75 days after the end of each year (in each case, subject to Borrower review of form).

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●	Lender meetings at times to be reasonably agreed.

Notwithstanding the foregoing, each Lender shall have the option to only receive publicly available information.

Ratings:	On a post-closing basis, the Loan Parties shall use commercially reasonably efforts to obtain and maintain a public rating of the Facility by at least two of the following rating agencies, S&P, Moody’s and Fitch (but not a specific rating).

Events of Default:	Usual and customary for facilities of this type (with materiality thresholds and grace periods to be agreed), including but not limited to failure to pay any interest, principal, fees or other amounts when due, default under any covenant or agreement in any loan document, any loan document is repudiated or is no longer in force and effect, inaccurate or false representations or warranties, cross default with other debt agreements (including the WC Facility), insolvency, bankruptcy, ERISA, change of control and unsatisfied judgments.

Assignments & Participations:	Lenders will be permitted to make assignments to any persons or entities (other than Disqualified Institutions) in minimum amounts of $1,000,000. Minimums do not apply to assignments to another Lender or an affiliate of a Lender or a related fund of a Lender (any such affiliate or related fund of a Lender, an “Affiliated Lender”) or to assignments by a Lender of all of its Loans and commitments, and minimums may be waived with consent of the Administrative Agent and (unless an event of default exists) the Borrower. Assignments by the Initial Lenders and their respective Affiliated Lenders of commitments/loans held as of the Closing Date (each a, “Funding Date Commitment/Loan”) to third party non-affiliates shall be subject to the Right of First Offer below. For the avoidance of doubt, the Right of First Offer shall not apply to any commitments or loans acquired by the Initial Lenders or their Affiliated Lenders after the Closing Date from non-affiliated Lenders.

For purposes hereof, “Disqualified Institutions” shall mean any person that is (i) designated by the Borrower by written notice delivered to the Initial Lenders on or prior to the Closing Date or (ii) a competitor of the Borrower or its subsidiaries that has been identified by the Borrower to the Initial Lenders including affiliates readily identifiable by name, but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

Consents of the Borrower and the Administrative Agent are required for each assignment, which consents shall not be unreasonably withheld or delayed, except that the Borrower’s consent shall not be required during certain specified events of default or in the case of an assignment to another Lender, an affiliate of a Lender, or a related fund. Administrative Agent’s consent shall not be required in the case of an assignment under the Facility to another Lender, an affiliate of such Lender, or a related fund with respect to such Lender. A $3,500 assignment fee shall be payable to the Administrative Agent for each assignment other than any assignment to a related fund or an affiliate of a Lender.

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Lenders will also be permitted to sell participations with voting rights limited to significant matters such as changes in principal amount, fees or interest rates and maturity date.

Right of First Offer:	Each Initial Lender and its respective Affiliated Lenders (each, a “Lender Group”) may assign up to $4,000,000 (the “Free Trade Amount”) of their Funding Date Commitment/Loan to a third party non-affiliate of such Initial Lender without being subject to the Right of First Offer (as defined below). Assignments by an Initial Lender to an Affiliated Lender or another Initial Lender (or Affiliated Lender thereof) shall also not be subject to the Right of First Offer. Any proposed assignment over the Free Trade Amount by any Initial Lender or an Affiliated Lender to a third party non-affiliate (i.e., not an Initial Lender or an Affiliated Lender thereof) will be subject to the following (the “Right of First Offer”):

1.	Such Initial Lender (the “Selling Initial Lender”) shall offer the terms of the proposed assignment, including the principal amount and price (the “Offer”) to the other two Lender Groups (each, a “Purchasing Initial Lender”); provided that such Offer shall only be required to be made to a Lender Group if such Lender Group still holds the Facility.

2.	The Purchasing Initial Lenders shall have 3 business days to agree to the Offer and, to the extent such agreement is reached, shall close the purchase within a mutually agreeable time between the Selling Initial Lender and the Purchasing Initial Lender. If both Lender Groups accept the Offer or a portion thereof, both will be able to participate on a pro rata basis. If both Lender Groups decline to purchase the full principal amount of the Offer or any portion thereof, the Selling Initial Lender will have 30 days to agree on a trade with a third party buyer with identical terms to the Offer for the same principal amount offered to the Purchasing Initial Lenders or any portion thereof; provided that the total consideration received by the assignor from such third party buyer may be (x) greater than or (y) up to 10% less than, in each case, the total consideration that would have been received from the Purchasing Initial Lenders under the Offer.

Voting:	Amendments, waivers and other modifications to the definitive documentation for the Facility shall require the consent of lenders holding more than 66 2/3% of total commitments / outstanding principal of debt (“Required Lenders”), except (x) consent of lenders holding more than 80% of total commitments / outstanding principal of debt (“Supermajority Lenders”) will be required to (i) subordinate the lien securing the Facility to any other lien securing any material other indebtedness for borrowed money except in the case of (1) any indebtedness that is expressly permitted by the Facility as in effect on the Closing Date to either be senior in right of payment to the Facility or be secured by a lien that is senior to the lien securing the Facility, (2) any “debtor-in-possession” facility or (3) any other indebtedness so long as such indebtedness (and any fees offered in connection therewith) is offered ratably to all Lenders on the same terms and conditions, and (ii) subordinate any of the Facility in right of payment (including pursuant to any “waterfall” provision) to any other indebtedness except in the case of (1) any indebtedness that is expressly permitted by the Facility as in effect on the Closing Date to either be senior in right of payment to the Facility or be secured by a lien that is senior to the lien securing the Facility, (2) any “debtor-in-possession” facility or (3) any other indebtedness so long as such indebtedness (and any fees offered in connection therewith) is offered ratably to all Lenders on the same terms and conditions, and (y) 100% of “affected lender” vote will be required to (i) extend or increase any commitment, (ii) extend, waive, forgive, defer, extend or postpone the date scheduled for payment of any principal, interest (other than the waiver of default interest) or fees, (iii) reduce the principal amount of any loan, rate of interest or fees payable, (iv) release all or substantially all parties from guaranty obligations, (v) release all or substantially all collateral, (vi) amend the applicable voting section or the definitions of “Supermajority Lenders” or “Required Lenders” and (vii) modify the pro rata sharing or payment provisions. Consent of the Secured Hedge Providers will also be required, to the extent an amendment or waiver is adverse to such Secured Hedge Provider to alter the ratable treatment of the obligations arising under any secured hedging agreement resulting in such obligations being junior in right of payment to principal on the Loans or resulting in obligations owing to any Secured Hedge Provider becoming unsecured (other than ordinary course releases of Liens permitted in accordance with the terms of the Facility Documentation). Certain other consent rights and protections with respect to Secured Hedge Providers to be mutually agreed.

A-8

Yield Protection:	Customary provisions protecting the Lenders in the event of prepayment or failure to borrow (funding indemnity), unavailability of funding, capital adequacy requirements, and increased costs due to changes in law or regulation. Payments to be made free and clear of taxes (subject to customary limitations and exceptions).

Expenses:	The Borrower shall pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and Lenders associated with the preparation, due diligence (including third party expenses) and administration of the Facility and loan documentation, including without limitation (i) the reasonable and documented legal fees of Sidley Austin LLP, counsel for the Lender group (and one local counsel in each applicable jurisdiction, for the Lenders as a group), and (ii) fees and expenses of Clifford Chance LLP, as special counsel for Blackrock in its capacity as Lender with scope of role and limitations as agreed by Blackrock and the Borrower, regardless of whether the Facility closes. Costs and expenses of the Administrative Agent and Lenders, including without limitation their reasonable and documented legal fees, and costs in connection with any default or event of default or the enforcement of the loan documents to be reimbursed by the Borrower.

Indemnification:	The Administrative Agent and Lenders and related parties and agents (the “Indemnified Parties”) will be indemnified against all losses, liabilities, claims, damages and expenses (“Losses”) relating to or arising out of the loan documents, the transactions contemplated hereby or the Borrower’s use of loan proceeds, including without limitation environmental problems, such indemnity to include without limitation reasonable attorneys’ fees and settlement costs; provided that the Loan Parties shall not be required to indemnify any Indemnified Party for any Losses resulting from such Indemnified Party’s gross negligence or willful misconduct by such Indemnified Party of its obligations under the loan documents (as determined by a court of competent jurisdiction in a final, non-appealable decision).

A-9

Governing Law & Forum:	State of New York & Borough of Manhattan.

Counsel to Initial Lenders:	Sidley Austin LLP.

Special Counsel to BlackRock:	Clifford Chance LLP.

A-10

CONFIDENTIAL	EXHIBIT B

EXHIBIT B

SUMMARY OF TERMS AND CONDITIONS: WARRANTS

Issuer:	Vertex Energy Inc., a Nevada corporation (the “Company”).
Investors:	Certain funds managed or advised by Whitebox Advisors, LLC, as lenders (“Whitebox”), certain funds managed by Highbridge Capital Management, LLC, as lenders (“Highbridge”), certain funds and accounts under management by BlackRock Financial Management, Inc. or its affiliates, as lenders (“BlackRock”), Chambers Energy Capital IV, LP, as a lender (“Chambers”), CrowdOut Capital LLC, as a lender (“CrowdOut Capital”), CrowdOut Credit Opportunities Fund LLC, as a lender (“CrowdOut Credit”, and collectively with Whitebox, Highbridge, BlackRock, Chambers and CrowdOut Capital, the “Initial Lenders”), and a syndicate of other lenders agreed to by Vertex Refining Alabama LLC, a Delaware limited liability company, and the Initial Lenders (collectively, the “Investors” and each, an “Investor”).
Issuance:	At closing, pursuant to an exemption from registration provided by Section 4(a)(2), and Rule 506 thereunder, of the Securities Act of 1933, as amended, and subject to the Investors making appropriate and customary representations to the Company, in order for the Company to confirm an exemption from registration for such grant, the Company will grant the Investors (or at their option, an affiliate of any Investor or a fund or account managed or administered by the same entity (or its affiliate) that manages or administers any Investor, subject to applicable securities laws) an aggregate of 2,750,000 warrants (the “Warrants”) on a pro rata basis (according to their relative commitments/outstanding principal of debt), with each Warrant entitling the holder to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (the “Warrant Shares”). The Warrants shall be freely transferrable, subject to applicable securities law restrictions.
Expiration Date:	The Warrants will expire on the third (3rd) anniversary of the Closing Date (as defined below).
Exercise Price:	The exercise price for the Warrants will be $4.50 per share.
Settlement:	Cash exercise or net share settlement (based on the average of the volume-weighted price per share of the Common Stock for the five (5) consecutive full trading days ending on the last full trading day immediately preceding the date that a valid exercise notice is delivered), at the option of the holder. Settlement to occur within two (2) business days (or the standard settlement cycle) after the delivery of a valid exercise notice, with customary compensation for buy-ins in the event of a failure to deliver the Common Stock within such two (2) business day period.

Anti-Dilution:	If at any time there is a change in the number or type of outstanding shares of Common Stock as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distributions, or the Company makes any rights issuances, other dividends or distributions of assets or property of any kind or issuer tender offers, then the exercise price of the Warrants shall be subject to a customary adjustment with respect to any Warrants that are outstanding as of such date. The Warrants shall have “weighted average” price-based anti-dilution protection for issuances below exercise price (subject to exceptions for (a) issuances of Common Stock, options or convertible securities to directors, officers and employees of and consultants to the Company pursuant to an equity compensation plan approved by the Company’s board, (b) issuances of Common Stock upon the exercise of options or convertible securities that were issued prior to the date of issuance of the Warrants, provided that the conversion price and number of shares issuable is not modified after the date of issuance of the Warrants (except for adjustments resulting from anti-dilution provisions contained in the instruments governing such securities as in effect on the date of issuance of the Warrants), (c) issuances of Common Stock via a stock dividend, stock split, reverse stock split, reclassification or similar transaction, in each case, which will trigger a proportional adjustment of the Warrants Shares under the other provisions of the Warrants, (d) issuances of Common Stock, options or convertible securities as consideration for the acquisition of another business and/or related assets (including via merger, reorganization or joint venture) and (e) issuances of Common Stock upon the exercise of any of the Warrants). The exercise price of the Warrants will also be subject to customary adjustments for any cash or stock dividends on the Common Stock.
Registration Rights Agreement:

The Company shall use commercially reasonable efforts to (i) file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) covering the resale of the Warrant Shares (as may be reduced by securities sold in a registered offering or those sold or saleable pursuant to an exemption from registration without volume or manner-of-sale restrictions, the “Registrable Securities”) pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (a “Registration Statement”) as soon as reasonably practicable and in no event later than seventy-five (75) days of the Closing Date; (ii) in the event such Registration Statement is not automatically effective upon the filing thereof, have such Registration Statement declared effective as promptly as practicable thereafter and in any case within forty-five (45) days following the filing thereof (or seventy-five (75) days if the SEC reviews the Registration Statement); and (iii) maintain the effectiveness of the Registration Statement until the earlier of all securities registered thereby ceasing to constitute Registrable Securities or the third anniversary of the effective date of the Registration Statement. A failure to achieve any of (i), (ii) or (iii) (each, a “Registration Default”) shall cause the Company to pay customary liquidated damages to the Investors in the amount of 1% of the fair value of the Registrable Securities then held by them upon the occurrence of such Registration Default, and 1% of such amount thereafter, each month that such Registration Default continues, up to a maximum of 10% of such amount in aggregate.

To the extent that the Company is permitted to file a shelf registration statement pursuant to Rule 415 under the Securities Act (a “Shelf Registration Statement”) at the time the filing of the Registration Statement is required as set forth above, the Company shall be obligated to file a Shelf Registration Statement covering all Registrable Securities held by the Investors at such time in lieu of the Registration Statement; if the Company is ineligible to file a Shelf Registration Statement at such time, it shall be obligated to register such number of Registrable Securities as the Investors shall request on such registration form as it is eligible to use at such time.

The Company shall facilitate underwritten offerings pursuant to such Shelf Registration Statement at the Investors’ request and to the extent lawful (provided, that the requesting Investors reasonably expect aggregate gross proceeds in excess of $35,000,000), shall pay out-of-pocket-expenses (including registration fees, reasonable and documented fees of one counsel for the participating Investors (as a group) and reasonable and documented auditors fees, but excluding underwriter’s commission, which shall be paid from the proceeds of such underwritten offering) related to such registration and offering.

The Company shall use commercially reasonable efforts to timely file all reports required to be filed by the Company after the date hereof pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the Company is not required to file reports pursuant to the Exchange Act prior to the time when the Warrant Shares cease to be Registrable Securities, the Company will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Warrant Shares under Rule 144.

The Investors shall also be entitled to customary “piggyback” rights as to any offerings of shares of Common Stock effected by the Company, subject to customary cutbacks (“Piggyback Registration”). All expenses of the Registration Statement, Shelf Registration Statement and Piggyback Registration shall be paid by the Company (including reasonable and documented legal expenses of one counsel for the participating Investors (as a group)) other than discounts and commissions to be paid to the underwriters of any such offering, brokerage or similar fees, and applicable taxes. Investors shall be required to agree to customary terms and conditions of any Piggyback Registration in which they participate, including underwriting and lockup arrangements to be negotiated with any underwriters therefor (if any), and shall provide any required information for a Registration Statement or a Piggyback Registration in order to participate therein.

Such registration rights shall be set forth in a registration rights agreement that contains the foregoing provisions and other customary terms and conditions, including indemnification provisions customary for transactions of this type.

Beneficial Ownership:

Notwithstanding anything herein to the contrary, the Warrants shall not be exercisable to the extent that following such exercise, the holder thereof (or any person whose beneficial ownership of Common Stock is aggregated with such holder’s beneficial ownership of Common Stock), would become the beneficial owner of more than 4.9 or 9.9% (at such holder’s election on the Closing Date which election may be changed on 61 days written notice) of the outstanding shares of Common Stock. The term “beneficial owner” shall have the meaning set forth in Section 13(d) of the Securities Act.

Fundamental Transactions:

The Warrants shall survive Fundamental Transactions irrespective of any exercise limitations then in effect in connection therewith on customary terms and shall be required (to the extent the Warrants are not repurchased pursuant to the Put Right or the Call Right described below) to be assumed by the successor entity as applicable in any such Fundamental Transaction; provided that in connection with any such Fundamental Transaction the Company shall provide written notice (“Fundamental Transaction Notice”) of a Fundamental Transaction to all holders of outstanding Warrants reasonably promptly after public announcement thereof (and, in any event, not less than thirty (30) days prior to the consummation of such Fundamental Transaction) and (a) the holder of a Warrant shall have the right (the “Put Right”) to require the Company to repurchase the Warrants held by such holder by delivering notice to the Company (the “Put Notice”) at any time after the holder’s receipt of a Fundamental Transaction Notice, but prior to the third (3rd) business day before consummation of the Fundamental Transaction and (b) the Company shall have the right (the “Call Right”) to repurchase the Warrants from all holders thereof by delivering notice to such holders (the “Call Notice”) at any time on or after the fifteenth (15th) day following the giving of a Fundamental Transaction Notice to all holders of outstanding Warrants, but prior to the third (3rd) business day before consummation of the Fundamental Transaction, in each case, for an amount equivalent to the aggregate value, as determined by the Black-Scholes Value, of the Warrants held by such holder on the effective date of such Fundamental Transaction. Any such repurchase shall occur concurrently with and shall be subject to the consummation of such Fundamental Transaction.

“Fundamental Transaction” shall mean any of the following transactions, whether effected directly or indirectly in one or a series of related transactions: (i) any merger or consolidation of the Company with or into another person, (ii) any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its subsidiaries, (iii) the consummation of any purchase offer, tender offer or exchange offer (whether by the Company or another person) pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property, (iv) any reclassification, reorganization or recapitalization of the Common Stock of the Company or any compulsory share exchange by the Company pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property and (v) the consummation of a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons. provided, however, only those transactions described in subparagraphs (i), (iii), (iv) and (v) that result in (a) a person or group becoming beneficial owners of a majority of the outstanding Common Stock or (b) the holders of the Company’s outstanding Common Stock as of immediately before the transaction (or series of related transactions) beneficially owning less than a majority by voting power of the outstanding shares of the surviving or successor entity as of immediately after the transaction, shall be considered a Fundamental Transaction for purposes of the Put Right and Call Right.

“Black-Scholes Value” shall mean the value of the unexercised portion of a Warrant remaining on the date that the Put Notice or Call Notice is delivered, which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greater of (1) the highest closing sale price of the Common Stock during the period beginning on the trading day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the trading day that the Put Notice or Call Notice is delivered and (2) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), (ii) a strike price equal to the exercise price in effect on the date that the Put Notice or Call Notice is delivered, (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (1) the remaining term of the Warrant as of the date that the Put Notice or Call Notice is delivered and (2) the remaining term of the Warrant as of the date of consummation of the applicable Fundamental Transaction or as of the date that the Put Notice or Call Notice is delivered if such notice is delivered prior to the date of the consummation of the applicable Fundamental Transaction, (iv) a zero cost of borrow and (v) an expected volatility equal to the 90 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the trading day immediately following the earliest to occur of (A) the public disclosure of the applicable Fundamental Transaction, (B) the consummation of the applicable Fundamental Transaction and (C) in the case of the exercise of a Put Right, the date on which the applicable holder was first notified by the Company of the applicable Fundamental Transaction.

Closing Date:

The later of the date of execution and delivery of definitive documentation governing the $125,000,000 first-lien senior secured term loan facility described in Exhibit A and consummation of the transactions contemplated by such documentation.

No Rights as Stockholders:	Holders of Warrants shall have no rights as stockholders of the Company (including voting rights) unless such Warrants are exercised into Common Stock.
Warrant Agreement:

The Warrants will be subject to a Warrant Agreement (the “Warrant Agreement”) with a third party warrant agent reasonably acceptable to the Investors, whose fees and expenses shall be paid for by the Company, setting forth the applicable terms described herein and other customary terms and conditions as may be agreed by the Company and the Initial Lenders.

Amendments, waivers and other modifications to the Warrant Agreement and the Warrants shall require the consent of holders holding more than 66 2/3% of the Warrants; provided that the consent of each affected holder shall be required for amendments to certain customary provisions, including amendments that would (i) increase the exercise price or decrease the number of Warrant Shares receivable upon exercise of the Warrants (other than in connection with the anti-dilution provisions); (ii) accelerate the expiration date; or (iii) modify the anti-dilution provisions in a manner adverse to the holders.

Governing Law:

The definitive documentation entered into in connection with the granting of the Warrants will be governed by, and construed in accordance with, the laws of the State of New York.

This Summary of Terms shall be governed by, and construed in accordance with, the laws of the State of New York.

CONFIDENTIAL	EXHIBIT C

Project Vulcan II

Summary of Additional Conditions Precedent

Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The funding of the initial borrowings under the Facility shall be subject to the satisfaction of the following conditions precedent prior to the Termination Date:

1.

(a)          The execution and delivery by the Borrower and the Guarantors of the Facility Documentation consistent with the Term Sheet and the Commitment Letter (including, without limitation the security agreements), in form and substance reasonably satisfactory to the Commitment Parties.

(b)          The execution and delivery by the Borrower of a customary certificate attesting to the solvency of the Borrower and its subsidiaries on the Closing Date on a consolidated basis in the form attached as Annex I hereto.

2.            The execution and delivery by the Borrowers and the Guarantors of (i) a definitive inventory intermediation agreement, or similar agreement with respect to the feedstocks, refined products, and other hydrocarbons produced or utilized by the refinery (the “WCF Agreement”) and (ii) a definitive guarantee and security agreement (the “WCF GSA”), together with other collateral documents required under the terms of the WCF GSA, and the consummation of all Closing Date transactions contemplated thereby.

3.            The execution and delivery by the agent and/or lenders under the WCF Agreement and any other material permitted secured indebtedness of the Loan Parties of a definitive intercreditor agreement (the “Intercreditor Agreement”) in form and substance reasonably satisfactory to the Commitment Parties.

4.            The issuance of the Warrants in form and substance satisfactory to the Commitment Parties.

5.            The Acquisition shall have been consummated substantially simultaneously with the initial borrowings under the Facility in accordance with the Acquisition Agreement (and no provision of the Acquisition Agreement shall have been waived, amended, supplemented, or otherwise modified (including any consents thereunder) in a manner materially adverse to the Lenders without the consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed, or conditioned)) (it being understood that (i) any increase in the consideration for the Acquisition shall not be deemed to be materially adverse to the interests of the Lenders so long as such increase in consideration (x) is pursuant to any purchase price or similar adjustment provisions set forth in the Acquisition Agreement as of the date hereof and (y) is not funded with additional indebtedness, (ii) any reduction in the purchase price consideration of 25% or less shall be deemed not to be materially adverse to the Lenders so long as such reduction (x) is pursuant to any purchase price or similar adjustment provisions set forth in the Acquisition Agreement as of the date hereof and (y) is allocated to the Facility and the WC Facility, subject to the priorities set forth in the Intercreditor Agreement, as applicable, (iii) any consent, waiver, amendment, supplement, or other modification in respect of the third party beneficiary rights applicable to the Administrative Agent, the Commitment Parties or the Lenders or in the governing law without the prior written consent of the Commitment Parties shall be deemed to be materially adverse to the interests of the Lenders, and (iv) any consent, waiver, amendment, supplement, or other modification to the definition of “Material Adverse Effect” without the prior written consent of the Commitment Parties shall be deemed to be materially adverse to the interests of the Lenders.

C-I-1

6.            The Administrative Agent shall have received, subject to the Intercreditor Agreement, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral; provided however that it is understood and agreed that the Loan Parties shall use commercially reasonable efforts to deliver any required mortgages, control agreements and certificate of title collateral and other Collateral not perfected by filing UCC-1 financing statements, or stock certificates by the Closing Date and any such mortgages, control agreement and certificate of title collateral and other Collateral not perfected by filing UCC-1 financing statements or stock certificates, not so delivered shall be permitted to be delivered no later than 30 days after the Closing Date (or such longer period as the Administrative Agent and the Required Lenders may agree in their sole discretion); provided further that any leasehold mortgages or mortgages on other immaterial real property, mortgages with respect thereto shall be permitted to be delivered on or before a mutually agreeable date after the Closing Date and shall not be subject to such 30 day requirement. For the avoidance of doubt, the Loan Parties shall have provided all UCC-1 financing statements and intellectual property filings in form for filing and shall have delivered all certificated pledged equity and documented pledged debt (if any) with appropriate transfer powers and/or allonges by the Closing Date.

7.            The Administrative Agent shall have received customary legal opinions, organizational documents, customary evidence of authorization, customary officers’ certificates, and customary insurance certificates and endorsements; provided however that it is understood and agreed that the Loan Parties shall use commercially reasonable efforts to deliver customary insurance endorsements by the Closing Date and any customary insurance endorsements not so delivered shall be delivered no later than five (5) Business Days after the Closing Date (or such longer period as the Administrative Agent and the Required Lenders may agree in their sole discretion).

8.            The Borrower and each of the Guarantors shall have provided no less than three (3) business days prior to the Funding Effective Date the documentation and other information to the Lenders that are reasonably requested by the Lenders to the extent requested no later than ten (10) business days prior to the Funding Effective Date under the applicable “know-your-customer” rules and regulations, including, without limitation, the PATRIOT Act.

9.

(a)          All accrued costs and expenses (including, without limitation, reasonable and documented legal fees and out-of-pocket expenses) and other compensation due and payable to the Administrative Agent, and the Initial Lenders and required by the Commitment Letter or the Fee Letter to be paid on the Funding Effective Date shall have been paid.

(b)          All accrued costs, fees, and expenses (including, without limitation, reasonable and documented legal fees and out-of-pocket expenses) and other compensation due and payable to the Administrative Agent, and the Initial Lenders and required by the Commitment Letter or the Fee Letter to be paid on the Closing Date shall have been paid (provided that the foregoing amounts may, at the Borrower’s option, be offset against the proceeds of the Facility funded on the Closing Date).

10.          The representations and warranties of the Borrowers and Guarantors contained in the Facility Documentation shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on the Funding Effective Date.

11.          Since the date of the Acquisition Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement).

C-I-2

12.          The Administrative Agent shall have received (i) unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss), equity and cash flows of the Borrower and its subsidiaries, for the quarter ending December 31, 2021 and each subsequent fiscal quarter ended at least 45 days before the Funding Effective Date (subject in the case of this clause (i), to normal and recurring year-end adjustments and the absence of notes) and (ii) the unaudited pro forma consolidated balance sheet and a related unaudited pro forma consolidated statements of operations and comprehensive income (loss) of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period (or, if the end of the most recently completed four-fiscal quarter period of the Borrower is the end of a fiscal year of the Borrower, ended at least 90 days before the Funding Effective Date), for which financial statements are available pursuant to clause (i) above prepared after giving effect to the Acquisition as if the Acquisition had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations and comprehensive income (loss)), in each case, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

13.          The execution and delivery by the Borrower of a customary notice of borrowing.

14.          The delivery by the Borrower of funds flow, including sources and uses of the proceeds of the Facility, which shall be in form and substance reasonably satisfactory to the Commitment Parties.

15.          There shall be no order, injunction or decree of any governmental authority restraining or prohibiting the funding under the Facility and upon the Closing Date, challenging or enjoining the Acquisition. All consents and approvals necessary in connection with the execution, delivery and performance of the Facility Documentation being executed upon such date have been obtained and are in full force and effect.

16.          No Default or Event of Default has occurred and is continuing.

17.          The Initial Lenders shall have completed confirmatory diligence of the Borrower, the Guarantors, and the Target Assets, limited to corporate organization and capitalization, review of lien searches, review of material contracts and material pending litigation and no changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by the Administrative Agent regarding the Borrower or the Guarantors or the transactions contemplated hereby after the date of the Commitment Letter that either individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Borrower, the Guarantors or the Facility or any other aspect of the transactions contemplated hereby.

18.          Concurrently with the consummation of the Acquisition, the Loan Parties (and/or the working capital provider) shall execute and deliver or confirm effectiveness of the material supply and offtake agreements with Shell, Idemitsu and Bunker One on substantially similar terms as the agreements provided to counsel to the Lenders on February 16, 2022, subject to (x) any amendments, modifications or adjustments to the terms thereof (other than economic terms) required by the working capital provider, the Loan Parties or the applicable counterparty to the intermediation arrangements to the extent not materially adverse to the Lenders and (y) any amendments, modifications or adjustments to the economic terms thereof required by the working capital provider, the Loan Parties or the applicable counterparty to the intermediation arrangements to the extent not adverse to the Lenders.

The “Closing Date” shall mean the date, which date must occur before the Termination Date, upon which the conditions set forth in this Exhibit C have been satisfied or waived (the forgoing conditions, the “Conditions Precedent”).

C-I-3

CONFIDENTIAL	ANNEX I TO EXHIBIT C

FORM OF

SOLVENCY CERTIFICATE

[            ], 2022

This Solvency Certificate is delivered pursuant to Section [           ] of the Loan and Security Agreement dated as of [           ], 2022, among [           ] (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of Parent and not in his individual capacity, as follows:

1.          I am the [Chief Financial Officer] of Parent. I am familiar with the Transactions, and have reviewed the Loan Agreement, financial statements referred to in Section [    ] of the Loan Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2.          As of the date hereof, immediately after giving effect to the consummation of the Transactions (including the making of Loans under the Loan Agreement and other amounts incurred on the date hereof and the use of proceeds thereof), on and as of such date (a) (i) the sum of the debt (including contingent liabilities existing as of the date hereof) of Parent and its Subsidiaries (on a consolidated basis) does not exceed the present fair saleable value of the present assets of Parent and its Subsidiaries (on a consolidated basis), (ii) the capital of Parent and its Subsidiaries (on a consolidated basis) is not unreasonably small in relation to its business as contemplated on the Closing Date, and (iii) Parent and its Subsidiaries have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they mature or, in the case of contingent liabilities, otherwise become payable and (b) Parent and its Subsidiaries (on a consolidated basis) are “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

3.          This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of Parent and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

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C-I-4

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ]

By:

Name: Title: [Chief Financial Officer]

C-I-5